EXHIBIT (3)(b)(2)

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplement”) is effective as of the 21st day of December, 2022, by and between Lighthouse Life Capital, LLC, a Delaware limited liability company (the “Issuer”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Issuer and the Trustee entered into that certain Indenture dated as of February 3, 2021 and further supplemented by that certain First Supplemental Indenture dated February 17, 2021 (collectively, the “Indenture”) pursuant to which the Trustee agreed to serve as trustee under the Indenture, as more particularly described in the Indenture for the consideration specified therein.

B. The Issuer and Trustee desire to amend the Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Second Supplement as if fully set forth herein.

2. Section 2.02(a). The Indenture is hereby revised by deleting the second sentence of Section 2.02(a) in its entirety and substituting in its place the following:

The Bonds will be initially offered serially in two classes, Class A and Class B, with the sole difference between the series being their respective maturity dates, over a 3-year period starting from the date of qualification of the Regulation A Offering Statement on Form 1-A filed on December 30, 2020 (File No. 024-11380), and may also be offered pursuant to any Regulation A Offering Statement on Form 1-A or registration statement filed pursuant to the Securities Act of 1933 for purposes of effectuating the renewal provisions set forth in Section 2.02(c) hereof.

3. Entire Agreement. The Indenture, as modified by this Second Supplement, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this Second Supplement, the Indenture, including without limitation all exhibits and supplements thereto, remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

4. Counterparts. This Second Supplement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following pages]

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IN WITNESS WHEREOF, the parties hereto have entered into this Second Supplement as of the date first written above.

ISSUER:
LIGHTHOUSE LIFE CAPITAL, LLC a Delaware limited liability company

By:	LHL Strategies, Inc.
Its:	Manager

By:	/s/Michael Freedman
Name:	Michael Freedman
Its:	Chief Executive Officer

TRUSTEE:

UMB BANK, N.A., a national banking association

By:	/s/Lara L. Stevens
Name:	Lara L. Stevens
Its:	Vice President

[Signature Page to Second Supplemental Indenture]

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